Calculation of Filing Fee Tables
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IONIS PHARMACEUTICALS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $.001 per share	Other	3,300,000	$ 49.23	$ 162,459,000.00	0.0001476	$ 23,978.95
Total Offering Amounts:						$ 162,459,000.00		$ 23,978.95
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,978.95
Offering Note
[1]	FN1 to "Amount Registered": In accordance with Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued by Ionis Pharmaceuticals, Inc. to prevent dilution resulting from stock splits, stock dividends or similar transactions. FN2 to "Amount Registered": Includes 3,300,000 shares issuable pursuant to the Registrant's Amended and Restated 2011 Equity Incentive Plan. FN 3 to "Fee Calculation Rule" and "Proposed Maximum Offering Price Per Unit": Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and the aggregate offering price are calculated on the basis of $49.23, the average of the high and low sales prices of Registrant's Common Stock on August 2, 2024, as reported on the Nasdaq Global Market.